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                                                                      EXHIBIT 12

                      PFIZER INC. AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          Year Ended December 31,
                                                                                           -----------------------
                                                                             1996       1995         1994       1993        1992
                                                                            ------     ------       ------     ------      ------
                                                                                    (millions of dollars, except ratios)

Determination of Earnings:
   Income from continuing operations before provision for taxes on          $2,804     $2,299       $1,830      $835       $1,541
      income, minority interests and cumulative effect of
      accounting changes.........................................
  Less:
      Minority interests.........................................                6          7            5         2            3
      Undistributed earnings/(losses) of unconsolidated
        subsidiaries.............................................                0          0          (1)         1            8
                                                                            ------     ------       ------      ----       ------
  Adjusted income                                                            2,798      2,292        1,826       832        1,530
      Fixed charges..............................................              206        232          158       136          130
                                                                            ------     ------       ------      ----       ------
        Total earnings as defined................................           $3,004     $2,524       $1,984      $968       $1,660
                                                                            ======     ======       ======      ====       ======

Fixed charges
   Interest expense (a)..........................................             $165       $192         $127      $107         $103
   Rents (b).....................................................               41         40           31        29           27
                                                                            ------     ------       ------      ----       ------
      Fixed charges..............................................              206        232          158       136          130
   Capitalized interest..........................................                5         13           15        14           12
                                                                            ------     ------       ------      ----       ------

      Total fixed charges........................................             $211       $245         $173      $150         $142
                                                                            ======     ======       ======      ====       ======

Ratio of earnings to fixed charges...............................             14.2       10.3         11.5       6.5         11.7
                                                                            ======     ======       ======      ====       ======
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(a)  Interest expense includes amortization of debt discount and expenses.

(b) Rents included in the computation consist of one-third of rental expense, which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.